EXHIBIT 99.1

NEWS RELEASE for May 2, 2007 at 4:15 pm EDT

CLARIENT GENERATES 61% INCREASE IN FIRST QUARTER 2007
REVENUES FROM CONTINUING OPERATIONS

Gross Margins Increase; Operating Loss Decreases 11%

Aliso Viejo, CA, May 2, 2007 — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the first quarter ended March 31, 2007. Total net revenue from continuing operations was $8.9 million for the first quarter 2007, an increase of 61 percent as compared to $5.5 million in the comparable period 2006.  Revenue from continuing operations consists of revenue from Clarient’s diagnostic services business, which after the recent divestiture of the Company’s Instrument Systems business, is Clarient’s business focus.

Commenting on the Company’s results, Clarient’s President and CEO Ron Andrews said, “The first quarter 2007 was transformational for the Company. In addition to achieving double-digit, sequential volume growth in each of our service lines, we completed the sale of our Instrument Systems business, which enables us to focus on our fast growing services franchise and strengthen our balance sheet. This corporate transition will allow us to focus on our goal of achieving break even in cash flow from operations, and give us financial flexibility to execute upon our novel marker strategy, further differentiating us from our competitors. We feel we can accomplish these goals in 2007, strengthening the commitment among our employees to take the fight against cancer personally.”

Financial Highlights

•                  Revenue in the first quarter of 2007, comprised solely of services group revenue due to the aforementioned sale of our Instrument Systems business, was $8.9 million in the first quarter 2007, an increase of 61 percent as compared to $5.5 million in the first quarter 2006.  Solid tumor testing volumes grew at 16 percent quarter over quarter, and leukemia/lymphoma volumes grew at 10 percent quarter over quarter.  This service mix distribution resulted in a 9.1 percent revenue growth over the fourth quarter of 2006.

•                  During the first quarter, the Company sold its Instrument Systems business for a $12.5 million purchase price, consisting of $11.0 million in cash and $1.5 million in contingent consideration, the payment of which is subject to satisfaction of certain conditions. As a result of the sale, the Instrument Systems business operations are reported as discontinued operations for comparative purposes in all periods presented.

•                  Operating income from discontinued operations, which includes the Company’s former Instrument Systems business revenue, expenses and the $6.2 million gain on sale of the business, net of tax, was $5.4 million for the first quarter 2007, as compared to a loss of $578,000 in last year’s first quarter.

•                  Interest expense for the quarter increased due to financing costs attributable to increased borrowings and warrants issued in connection with the financing. Interest expense is expected to decline in the coming quarters.

Net income attributable to common stock for the first quarter 2007, including discontinued operations, was $1.3 million, or net income per share of $0.02, as compared to a net loss attributable to common stock of $4.4 million or net loss per share of $0.07 in the first quarter 2006. Net loss attributable to common stock from continuing operations was $0.06 loss per share for the first quarter 2007, as compared to $0.06 loss per share in the comparable 2006 period. Net income attributable to common stock from discontinued operations for the first quarter 2007 was $0.08 per share, including a gain on sale of $0.09 per share, compared to a net loss attributable to common stock from discontinued operations of $0.01 loss per share in the first quarter 2006.

Gross profit in the first quarter 2007 was $3.8 million, an increase of 68 percent as compared to $2.3 million in the comparable 2006 quarter. Gross margin from continuing operations in the first quarter 2007 was 43 percent, as compared to 41 percent in the 2006 first quarter. Gross margins are improving due to better use of the Company’s capacity, and improved pricing with vendors as volume grows

Selling, general and administrative expenses were $7.0 million in the first quarter 2007, an increase of 19 percent as compared to $5.9 million in the first quarter 2006. This increase in operating expenses was principally due to incremental share-based compensation expenses, the increase in facility expenses from the transition to the new facility in Aliso Viejo, CA, increased selling and collection costs as sales increased and higher information technology expenses as the Company completes certain infrastructure improvements.  Despite these increases, operating expenses as a percentage of net revenue continued to decline in the quarter by 26 percent over the same period last year.

Commenting further, Andrews said, “The continued growth velocity of our testing volumes is very encouraging, and is evidence that we are executing upon our strategy to provide unparalleled service to our customers. With the successful sale of the instrument business and a more flexible balance sheet, we can focus on continuing our revenue growth, invest selectively in our novel marker strategy, and work towards our goal of achieving break even in cash flow from operations by year end.”

At March 31, 2007, the Company’s cash equivalents were approximately $4.8 million, as compared to $448,000 at December 31, 2006.

Clarient will discuss first quarter 2007 results on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide the services, resources and critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing the most advanced oncology testing and drug development services available both onsite and over the web. Clarient is a Safeguard Scientifics, Inc. partner company. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings.  www.safeguard.com

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its services group business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to maintain compliance with financial and other covenants under its credit facilities, the Company’s ability to successfully complete a joint development agreement with Zeiss for the development of novel markers, whether the conditions to payment of all or any portion of the contingent consideration from the Company’s sale of its instrument systems business are satisfied,  the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all , unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Matt Clawson	John Baldissera
Allen & Caron, Inc.	BPC Financial Marketing
(949) 474-4300	(800) 368-1217
matt@allencaron.com

Clarient , Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2007	2006

Revenue	$8,857	$5,515
Cost of revenue	5,076	3,265

Gross profit	$3,781	$2,250

Gross margin%	43%	41%

Selling, general and administrative	7,015	5,894
Operating loss	$(3,234)	$(3,644)

Other expense and taxes, net	846	196
Loss from continuing operations	$(4,080)	$(3,840)

Operating income (loss) from discontinued operations, net of tax	5,397	(578)

Net income (loss)	$1,317	$(4,418)

Earnings (loss) per common share:
Basic & diluted:
Loss from continuing operations	$(0.06)	$(0.06)
Income (loss) from discontinued operations	0.08	(0.01)
Net income (loss)	$0.02	$(0.07)

Weighted average number of common shares outstanding	71,273,016	66,803,317

Clarient , Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2007	December 31, 2006

Cash	$4,843	$448
Accounts receivable, net	9,664	8,851
PP&E, net	9,929	10,138
Assets from discontinued operations	—	6,349
All other assets, net	1,763	1,244

Total assets	$26, 199	$27,030

Liabilities from discontinued operations	$—	$2,384
All other liabilities	22,380	23,486
Stockholders’ equity	3,819	1,160

Total liabilities and stockholders’ equity	$26,199	$27,030